Exhibit 99.1

Investor Contact: Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
SECOND QUARTER 2012 RESULTS

•	Full-year 2012 FFO per share guidance increased.

•	FFO per diluted share increased 6.0% to $0.53 for the second quarter 2012, compared with the prior-year period.

•	Same-store sales increased 4.0% to $341 per square foot for mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended June 30, 2012.

•	Portfolio occupancy at June 30, 2012, increased 170 basis points to 92.3%, from the prior-year period.

•	Same-center NOI, excluding lease termination fees, increased 2.7% in the second quarter 2012, over the prior-year period.

•	Average gross rent for stabilized mall leases signed in the second quarter 2012 increased 10.2% over the prior gross rent per square foot.

CHATTANOOGA, Tenn. (July 26, 2012) - CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter ended June 30, 2012. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2,012	2,011	2,012	2011(1)
Funds from Operations (“FFO”) per diluted share	$0.53	$0.50	$1.02	$0.97

(1)	FFO for the six months ended June 30, 2011 excludes the gain on extinguishment of debt of $0.17 per share recorded in the first quarter 2011.

“This was a strong quarter for CBL in all respects, and we exceeded expectations in all of our primary metrics,” said Stephen Lebovitz, CBL's president and chief executive officer. “Occupancy improved year-over-year and, sequentially, rental spreads were up nicely on both new and renewal leasing and sales in the mall portfolio continued their positive trend. We enter the second half of the year with a more positive outlook. The NOI and FFO growth we generated in the quarter has enabled us to raise our full year 2012 guidance, while the significant refinancing activity has addressed almost all of our 2012 maturities and provided significant excess loan proceeds.

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CBL Reports Second Quarter 2012 Results

July 26, 2012

“We successfully sourced attractive growth opportunities in the quarter that complement our outlet center development program. The acquisition of Dakota Square Mall and the long-term contract to manage six malls for Starwood will enable us to leverage our leasing and management capabilities. With nearly full availability on our credit facilities and potential non-core disposition activity planned, we are well-positioned to pursue additional growth opportunities and fund capital needs for the foreseeable future.”

FFO allocable to common shareholders for the second quarter of 2012 was $79,950,000, or $0.53 per diluted share, compared with $73,763,000, or $0.50 per diluted share, for the second quarter of 2011. FFO of the operating partnership for the second quarter of 2012 was $100,782,000, compared with $94,653,000, for the second quarter 2011.

Net income attributable to common shareholders for the second quarter of 2012 was $18,797,000, or $0.12 per diluted share, compared with net income of $9,782,000, or $0.07 per diluted share for the second quarter of 2011.

HIGHLIGHTS

▪
Portfolio same-center net operating income (“NOI”), excluding lease termination fees, for the quarter ended June 30, 2012, increased 2.7% compared with an increase of 1.4% for the prior-year period. Same-center NOI, excluding lease terminations fees, for the six months ended June 30, 2012, increased 1.7% compared with an increase of 0.9% for the prior-year period.

▪	Average gross rent on stabilized mall leases signed during the second quarter of 2012 for tenants 10,000 square feet or less increased 10.2% over the prior gross rent per square foot.

▪
Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended June 30, 2012, increased 4.0% to $341 per square foot compared with $328 per square foot in the prior year period. Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls year-to-date through June 30, 2012, increased 4.3%.

▪
Consolidated and unconsolidated variable rate debt of $933,993,000, as of June 30, 2012, represented 9.6% of the total market capitalization for the Company, compared with 13.0% in the prior-year period, and 17.2% of the Company's share of total consolidated and unconsolidated debt, compared with 22.1% in the prior-year period.

PORTFOLIO OCCUPANCY

	June 30,
	2012	2011
Portfolio occupancy	92.3%	90.6%
Mall portfolio	92.4%	90.4%
Stabilized malls	92.3%	90.5%
Non-Stabilized malls (1)	100.0%	85.2%
Associated centers	93.4%	91.2%
Community centers	91.1%	91.9%

(1)	The Non-stabilized mall category included The Outlet Shoppes at Oklahoma City for 2012 and Pearland Town Center for 2011.

THIRD PARTY MANAGEMENT

During the quarter, CBL was awarded a two-year contract to provide management services for six malls acquired by Starwood Capital Group. CBL will provide day-to-day onsite property management and accounting services for the six malls located in California, Florida, Illinois, Nebraska, and Ohio. CBL will also provide marketing, specialty retail and branding services which includes business opportunities for cart, kiosk and temporary in-line space as well as targeted advertising and sponsorship.

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CBL Reports Second Quarter 2012 Results

July 26, 2012

ACQUISITIONS
In May, CBL closed on the acquisition of Dakota Square Mall in Minot, ND, from The Lightstone Group. The mall was acquired for a total consideration of $91.475 million, including the assumption of a $59.0 million loan that matures in November 2016 and bears a fixed interest rate of 6.23%.

In April, CBL acquired interests in The Outlet Shoppes at El Paso in El Paso, TX, and The Outlet Shoppes at Gettysburg in Gettysburg, PA, from Horizon Group Properties and its affiliates. CBL acquired a 75% interest in The Outlet Shoppes at El Paso and a 50% interest in The Outlet Shoppes at Gettysburg, for a total investment of $108.7 million, including the assumption of $70.5 million of debt.

DISPOSITIONS
In July, CBL closed on the sale of Massard Crossing, a community center in Fort Smith, AR. The property was sold for $7.8 million.

FINANCING aCTIVITY
Year-to-date, CBL has completed more than $456.2 million in mortgage financings, generating excess proceeds of approximately $140.0 million. The eight non-recourse mortgage loans were individually secured by Arbor Place in Atlanta (Douglasville), GA; Fashion Square in Saginaw, MI; Jefferson Mall in Louisville, KY; Northwoods Mall in Charleston, SC; Southpark Mall in Richmond (Colonial Heights), VA; Westgate Mall in Spartanburg, SC; York Town Center in York, PA and CBL Centers I and II in Chattanooga, TN.

During the quarter, CBL completed an extension of its $105.0 million secured line of credit to June 2015, with one 12-month extension available at the Company's option. All other material terms of the facility were unchanged.

OUTLOOK AND GUIDANCE
Based on second quarter results and today's outlook, the Company is increasing 2012 FFO to a range of $2.00 - $2.10 per share from the previously issued range of $1.95 - $2.03 per share. The Company is also increasing its assumption for same-center NOI growth to a range of 1.0% - 2.0%, excluding applicable lease termination fees, compared with the previously issued range of 0.0% - 1.0%. The full year guidance assumes $3.0 million to $5.0 million of outparcel sales and a 50 - 100 basis point increase in year-end occupancy as compared with the prior year. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$0.42	$0.52
Adjust to fully converted shares from common shares	(0.09)	(0.11)
Expected earnings per diluted, fully converted common share	0.33	0.41
Add: depreciation and amortization	1.58	1.58
Add: noncontrolling interest in earnings of Operating Partnership	0.09	0.11
Expected FFO per diluted, fully converted common share	$2.00	$2.10

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Friday, July 27, 2012, to discuss its second quarter results. The numbers to call for this interactive teleconference are (800) 734-8592 or (212) 231-2900. A seven-day replay of the conference call will be available by dialing (402) 977-9140 and entering the passcode 21544168. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

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CBL Reports Second Quarter 2012 Results

July 26, 2012

The Company will also provide an online web simulcast and rebroadcast of its 2012 second quarter earnings release conference call. The live broadcast of the quarterly conference call will be available online at cblproperties.com on Friday, July 27, 2012, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 3, 2012.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interest in or manages 164 properties, including 95 regional malls/open-air centers. The properties are located in 28 states and total 93.4 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at www.cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. In October 2011, NAREIT clarified that FFO should exclude the impact of losses on impairment of depreciable properties. The Company has calculated FFO for all periods presented in accordance with this clarification. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company's method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors' understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company's properties and interest rates, but also by its capital structure. The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company's common shareholders and the noncontrolling interest in the operating partnership. The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income attributable to the Company's common shareholders to FFO allocable to its common shareholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company's operating performance or to cash flow as a measure of liquidity.

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CBL Reports Second Quarter 2012 Results

July 26, 2012

During 2011, the Company recorded a gain on extinguishment of debt from discontinued operations. Considering the significance and nature of this item, the Company believes that it is important to identify the impact of the change on its FFO measures for a reader to have a complete understanding of the Company's results of operations. Therefore, the Company has also presented its FFO measures excluding this item.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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CBL Reports Second Quarter Results

July 26, 2012

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Minimum rents	$167,609	$168,288	$328,397	$339,202
Percentage rents	1,756	2,062	5,222	5,802
Other rents	4,683	4,582	9,996	9,590
Tenant reimbursements	71,732	77,022	142,219	153,832
Management, development and leasing fees	1,966	1,568	4,435	2,905
Other	7,852	8,597	16,001	17,957
Total revenues	255,598	262,119	506,270	529,288

OPERATING EXPENSES:
Property operating	36,562	35,984	74,923	76,143
Depreciation and amortization	68,126	71,839	131,283	139,538
Real estate taxes	23,756	25,124	46,602	49,450
Maintenance and repairs	13,419	14,044	26,575	30,052
General and administrative	11,993	11,241	25,793	23,041
Other	6,559	7,046	13,317	15,349
Total operating expenses	160,415	165,278	318,493	333,573
Income from operations	95,183	96,841	187,777	195,715
Interest and other income	1,298	612	2,373	1,157
Interest expense	(61,400)	(70,914)	(121,460)	(139,127)
Gain on extinguishment of debt	—	—	—	581
Gain (loss) on sales of real estate assets	2,543	(97)	3,130	712
Equity in earnings of unconsolidated affiliates	2,073	1,455	3,339	3,233
Income tax (provision) benefit	(267)	4,653	(39)	6,423
Income from continuing operations	39,430	32,550	75,120	68,694
Operating income (loss) of discontinued operations	(21)	(3,156)	(71)	24,594
Gain (loss) on discontinued operations	(16)	138	895	152
Net income	39,393	29,532	75,944	93,440
Net income attributable to noncontrolling interests in:
Operating partnership	(5,197)	(2,752)	(9,559)	(13,203)
Other consolidated subsidiaries	(4,805)	(6,404)	(10,945)	(12,542)
Net income attributable to the Company	29,391	20,376	55,440	67,695
Preferred dividends	(10,594)	(10,594)	(21,188)	(21,188)
Net income attributable to common shareholders	$18,797	$9,782	$34,252	$46,507

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.12	$0.08	$0.22	$0.18
Discontinued operations	—	(0.01)	0.01	0.13
Net income attributable to common shareholders	$0.12	$0.07	$0.23	$0.31
Weighted average common shares outstanding	150,913	148,356	149,704	148,214
Diluted earnings per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.12	$0.08	$0.22	$0.18
Discontinued operations	—	(0.01)	0.01	0.13
Net income attributable to common shareholders	$0.12	$0.07	$0.23	$0.31
Weighted average common and potential dilutive common shares outstanding	150,954	148,398	149,746	148,262
Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$18,826	$12,134	$33,603	$27,233
Discontinued operations	(29)	(2,352)	649	19,274
Net income attributable to common shareholders	$18,797	$9,782	$34,252	$46,507
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CBL Reports Second Quarter Results

July 26, 2012

The Company's calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income attributable to common shareholders	$18,797	$9,782	$34,252	$46,507
Noncontrolling interest in income of operating partnership	5,197	2,752	9,559	13,203
Depreciation and amortization expense of:
Consolidated properties	68,126	71,839	131,283	139,538
Unconsolidated affiliates	11,008	8,597	22,119	14,112
Discontinued operations	—	272	116	640
Non-real estate assets	(471)	(589)	(888)	(1,227)
Noncontrolling interests' share of depreciation and amortization	(1,883)	(153)	(2,329)	(302)
Loss on impairment of real estate, net of tax benefit	—	2,256	196	5,002
Gain on depreciable property	—	—	(493)	—
(Gain) loss on discontinued operations, net of tax provision	8	(103)	(557)	(117)
Funds from operations of the operating partnership	100,782	94,653	193,258	217,356
Gain on extinguishment of debt	—	—	—	(32,015)
Funds from operations of the operating partnership, as adjusted	$100,782	$94,653	$193,258	$185,341

Funds from operations per diluted share	$0.53	$0.50	$1.02	$1.14
Gain on extinguishment of debt(1)	—	—	—	(0.17)
Funds from operations, as adjusted, per diluted share	$0.53	$0.50	$1.02	$0.97
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	190,277	190,415	190,218	190,338

Reconciliation of FFO of the operating partnership to FFO allocable to common shareholders:
Funds from operations of the operating partnership	$100,782	$94,653	$193,258	$217,356
Percentage allocable to common shareholders (2)	79.33%	77.93%	78.72%	77.89%
Funds from operations allocable to common shareholders	$79,950	$73,763	$152,133	$169,299

Funds from operations of the operating partnership, as adjusted	$100,782	$94,653	$193,258	$185,341
Percentage allocable to common shareholders (2)	79.33%	77.93%	78.72%	77.89%
Funds from operations allocable to Company shareholders, as adjusted	$79,950	$73,763	$152,133	$144,362

(1)	Diluted per share amounts presented for reconciliation purposes may differ from actual diluted per share amounts due to rounding.
(2)
Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 4.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$1,408	$610	$2,158	$2,239
Lease termination fees per share	$0.01	$—	$0.01	$0.01

Straight-line rental income	$1,812	$557	$2,222	$1,685
Straight-line rental income per share	$0.01	$—	$0.01	$0.01

Gains on outparcel sales	$2,754	$1,184	$2,853	$1,993
Gains on outparcel sales per share	$0.01	$0.01	$0.01	$0.01

Net amortization of acquired above- and below-market leases	$638	$692	$780	$1,206
Net amortization of acquired above- and below-market leases per share	$—	$—	$—	$0.01

Net amortization of debt premiums (discounts)	$603	$604	$1,055	$1,357
Net amortization of debt premiums (discounts) per share	$—	$—	$0.01	$0.01

Income tax (provision) benefit	$(267)	$4,653	$(39)	$6,423
Income tax (provision) benefit per share	$—	$0.02	$—	$0.03

Loss on impairment of real estate from discontinued operations	$—	$(3,950)	$(293)	$(6,696)
Loss on impairment of real estate from discontinued operations per share	$—	$(0.02)	$—	$(0.04)

Gain on extinguishment of debt from discontinued operations	$—	$—	$—	$31,434
Gain on extinguishment of debt from discontinued operations per share	$—	$—	$—	$0.17

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CBL Reports Second Quarter Results

July 26, 2012

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income attributable to the Company	$29,391	$20,376	$55,440	$67,695

Adjustments:
Depreciation and amortization	68,126	71,839	131,283	139,538
Depreciation and amortization from unconsolidated affiliates	11,008	8,597	22,119	14,112
Depreciation and amortization from discontinued operations	—	272	116	640
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(1,883)	(153)	(2,329)	(302)
Interest expense	61,400	70,914	121,460	139,127
Interest expense from unconsolidated affiliates	11,093	8,658	22,296	14,460
Interest expense from discontinued operations	1	1	2	179
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(1,002)	(256)	(1,462)	(500)
Abandoned projects expense	1	51	(123)	51
(Gain) loss on sales of real estate assets	(2,543)	97	(3,130)	(712)
Gain on sales of real estate assets of unconsolidated affiliates	(220)	(1,246)	(215)	(1,246)
Gain on extinguishment of debt	—	—	—	(581)
Gain on extinguishment of debt from discontinued operations	—	—	—	(31,434)
Writedown of mortgage notes receivable	—	—	—	1,500
Loss on impairment of real estate from discontinued operations	—	3,950	293	6,696
Income tax provision (benefit)	267	(4,653)	39	(6,423)
Net income attributable to noncontrolling interest in earnings of operating partnership	5,197	2,752	9,559	13,203
(Gain) loss on discontinued operations	16	(138)	(895)	(152)
Operating partnership's share of total NOI	180,852	181,061	354,453	355,851
General and administrative expenses	11,993	11,241	25,793	23,041
Management fees and non-property level revenues	(6,523)	(7,857)	(13,285)	(10,344)
Operating partnership's share of property NOI	186,322	184,445	366,961	368,548
Non-comparable NOI	(7,957)	(11,385)	(13,220)	(20,775)
Total same-center NOI	$178,365	$173,060	$353,741	$347,773
Total same-center NOI percentage change	3.1%		1.7%

Total same-center NOI	$178,365	$173,060	$353,741	$347,773
Less lease termination fees	(1,186)	(500)	(1,942)	(2,014)
Total same-center NOI, excluding lease termination fees	$177,179	$172,560	$351,799	$345,759

Malls	$159,328	$154,768	$315,203	$309,284
Associated centers	8,194	7,742	16,287	15,589
Community centers	4,991	4,749	10,123	9,909
Offices and other	4,666	5,301	10,186	10,977
Total same-center NOI, excluding lease termination fees	$177,179	$172,560	$351,799	$345,759

Percentage Change:
Malls	2.9%		1.9%
Associated centers	5.8%		4.5%
Community centers	5.1%		2.2%
Offices and other	(12.0)%		(7.2)%
Total same-center NOI, excluding lease termination fees	2.7%		1.7%

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CBL Reports Second Quarter Results

July 26, 2012

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	As of June 30, 2012
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,886,105	$807,103	$4,693,208
Noncontrolling interests' share of consolidated debt	(69,684)	—	(69,684)
Company's share of unconsolidated affiliates' debt	673,154	126,890	800,044
Company's share of consolidated and unconsolidated debt	$4,489,575	$933,993	$5,423,568
Weighted average interest rate	5.47%	2.53%	4.96%

	As of June 30, 2011
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,079,044	$1,115,053	$5,194,097
Noncontrolling interests' share of consolidated debt	(15,554)	(928)	(16,482)
Company's share of unconsolidated affiliates' debt	395,222	150,203	545,425
Company's share of consolidated and unconsolidated debt	$4,458,712	$1,264,328	$5,723,040
Weighted average interest rate	5.64%	2.59%	4.97%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2012
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	190,194	$19.54	$3,716,391
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00	453,750
Total market equity			4,285,141
Company's share of total debt			5,423,568
Total market capitalization			$9,708,709
Debt-to-total-market capitalization ratio			55.9%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on June 29, 2012.
     The stock prices for the preferred stocks represent the liquidation preference of each respective series.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
2012:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	150,913	150,954	149,704	149,746
Weighted average operating partnership units	39,323	39,323	40,472	40,472
Weighted average shares- FFO	190,236	190,277	190,176	190,218

2011:
Weighted average shares - EPS	148,356	148,398	148,214	148,262
Weighted average operating partnership units	42,017	42,017	42,076	42,076
Weighted average shares- FFO	190,373	190,415	190,290	190,338

Dividend Payout Ratio

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Weighted average cash dividend per share	$0.22896	$0.21913	$0.45792	$0.44947
FFO per diluted, fully converted share, as adjusted	$0.53	$0.50	$1.02	$0.97
Dividend payout ratio	43.2%	43.8%	44.9%	46.3%
-MORE-

CBL Reports Second Quarter Results

July 26, 2012

Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	June 30, 2012	December 31, 2011
ASSETS
Real estate assets:
Land	$888,084	$851,303
Buildings and improvements	7,020,394	6,777,776
	7,908,478	7,629,079
Accumulated depreciation	(1,873,310)	(1,762,149)
	6,035,168	5,866,930
Held for sale	—	14,033
Developments in progress	139,500	124,707
Net investment in real estate assets	6,174,668	6,005,670
Cash and cash equivalents	71,537	56,092
Receivables:
Tenant, net of allowance for doubtful accounts of $2,051 and $1,760 in 2012 and 2011, respectively	71,520	74,160
Other, net of allowance for doubtful accounts of $1,248 and $1,400 in 2012 and 2011, respectively	8,156	11,592
Mortgage and other notes receivable	25,442	34,239
Investments in unconsolidated affiliates	304,663	304,710
Intangible lease assets and other assets	257,625	232,965
	$6,913,611	$6,719,428

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$4,693,208	$4,489,355
Accounts payable and accrued liabilities	323,470	303,577
Total liabilities	5,016,678	4,792,932
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	38,218	32,271
Redeemable noncontrolling preferred joint venture interest	423,777	423,834
Total redeemable noncontrolling interests	461,995	456,105
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
Common stock, $.01 par value, 350,000,000 shares authorized, 158,560,145 and 148,364,037 issued and outstanding in 2012 and 2011, respectively	1,586	1,484
Additional paid-in capital	1,697,943	1,657,927
Accumulated other comprehensive income	4,146	3,425
Dividends in excess of cumulative earnings	(432,908)	(399,581)
Total shareholders' equity	1,270,790	1,263,278
Noncontrolling interests	164,148	207,113
Total equity	1,434,938	1,470,391
	$6,913,611	$6,719,428

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